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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire                     Mike Freeman
         Vice President and CFO                 Director, Investor Relations and
         919-862-1000                           Corporate Communications

                       SALIX PHARMACEUTICALS TO PRESENT AT
                         ROBINSON-HUMPHREY 30TH ANNUAL
                            INSTITUTIONAL CONFERENCE

RALEIGH, NC, April 9, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will present at the Robinson-Humphrey Institutional Conference in Atlanta, Georgia on Tuesday, April 10, 2001 at 1:30 p.m. EDT. A live webcast of the presentation may be accessed via the internet.

The URL for the webcast will be www.robinsonhumphrey.com. Access to Salix's
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presentation on the day of the webcast may be obtained by means of the link listed above. A recording of the webcast may be accessed for 7 days following the presentation at the same URL.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."
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For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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       Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, risks of clinical trials and regulatory review, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.